Exhibit 5.1

701 Fifth Avenue Suite 2800 Seattle, WA 98104 206.587.5700 206.587.5710 (fax) www.fifthavenue-law.com

September 25, 2013

Sonora Resources Corp.
Cerro del Padre #11
Rinconada de los Pirules
Guadalupe, Zacatecas
Mexico  98619

RE: Registration Statement on Form S-8

Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Sonora Resources Corp. (the “Company”) of a Registration Statement on Form S-8, File No. 333-173495 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 14, 2011 and amended on September 25, 2013, covering the registration of up to eight million five hundred thousand (8,500,000) shares of the Company’s common stock, par value $0.001 per share (collectively, the “Shares”), issuable by the Company pursuant to the Company’s 2010 Stock Option Plan (the “Plan”).

In connection with this opinion, we have reviewed: (i) the Registration Statement and related Prospectus; (ii) the Company’s Articles of Incorporation dated November 30, 2007 as filed with the Nevada Secretary of State on December 3, 2007, and as amended on October 12, 2010 and March 2, 2011; (iii) the Company’s Bylaws, as filed with the Commission as an exhibit to the Company’s registration statement on Form S-1 filed on November 13, 2009; (iv) the Plan; (v) an officer’s certificate of the Chief Financial Officer of the Company dated September 25, 2013; and (vi) such other documents, records, and instruments as we deem necessary as a basis for this opinion.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any such document, and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.  We have also assumed that the certificates representing the Shares have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and representations made to us by representatives of the Company, and have assumed the current accuracy and completeness of the information obtained from such documents and representations.  We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

Our opinion is expressed only with respect to the federal laws of the United States and the General Corporation Law of the State of Nevada.  We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 8,500,000 Shares, when issued pursuant to the terms of the Plan and any stock option agreements entered into pursuant to the Plan, including payment of the exercise price, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.  This opinion is intended solely for use in connection with the registration of the Shares and to the reference to our firm in the Registration Statement, and is not to be relied upon for any other purpose.  This opinion is rendered as of the date first written above and is based solely on our understanding of facts in existence as of such date.  We assume no obligation to revise or supplement this opinion letter should any fact, circumstance, event or change in the law be hereafter brought to our attention, whether or not such occurrence would affect or modify the opinions expressed herein.

Sincerely,

/s/ Fifth Avenue Law Group, PLLC

Fifth Avenue Law Group, Pllc